Exhibit No. 10.3

INCENTIVE

STOCK OPTION AGREEMENT

(Date) No. of Shares: __,000 Exercise Price per Share: $ Date of Grant: Expiration Date: Option Number: ______

PERSONAL AND CONFIDENTIAL:

(Name and Address)

Dear (Salutation):

We are pleased to inform you that, as a key associate of United Retail Group, Inc. (herein called the “Company”) or one of its subsidiaries, you have been granted an option under the Company’s 2006 Equity-Based Compensation and Performance Incentive Plan (herein called the “Plan”). The option gives you the right to purchase units, consisting of one share of common stock, $.001 par value per share, with a stock purchase warrant attached (herein collectively called “shares”) of the Company, subject to your acceptance of the award as provided in Section 1 below and the terms and conditions that follow in this letter agreement or are contained in the Plan. The date of the grant evidenced by this letter agreement (herein called the date of grant), the date the option expires, the maximum number of shares the option entitles you to purchase and the exercise price per share are set forth above. (The option is intended to be an “incentive stock option” within the meaning of Section 422A of the Internal Revenue Code.) A copy of the Plan and a Notice of Exercise of Option form are enclosed. The terms and conditions of the option, including non-standard provisions permitted by the Plan, are set forth below, provided, however, that in the event of any inconsistency between the provisions of this letter agreement and the Plan, the provisions of the Plan shall prevail.

1.            Acceptance of Option. The option cannot be exercised unless you sign your name in the space provided on the enclosed copies of this letter agreement and cause one signed copy to be delivered to the Secretary of the Company, 365 West Passaic Street, Rochelle Park, New Jersey, 07662, before 4:30 p.m. Eastern time on the 30th day after the date of grant. If the Secretary does not receive your properly executed copy of this letter agreement before 4:30 p.m. Eastern time on the 30th day after the date of grant, then, anything in this letter agreement to the contrary notwithstanding, the option will be void ab initio and of no effect. (Your signing and delivering a copy of this letter agreement will not commit you to purchase any of the shares that are subject to the option but will evidence your acceptance of the option upon the terms and conditions herein stated.)

2.	Exercise.

•              Subject to the provisions of this Section 2 and of Sections 4, 5(b), 8(c) and 9, the option shall be exercisable, in integral multiples of 100 shares each, as to 20% of the shares subject to the option on the completion of the first full year after the date of grant and as to an additional 20% of such shares on the completion of each of the next four years. Except as otherwise provided in Section 4, the option shall lapse on the seventh anniversary of the date of grant.

•             The option shall not become exercisable unless you shall have remained continuously in the employ or service of the Company or of one or more of its subsidiaries (as defined in the Plan) for at least one year beginning with the date of grant, except as provided in Sections 4 and 9.

3.            Transferability of Option. The option shall not be transferable by you otherwise than (i) by will, (ii) by the laws of descent and distribution, or (iii) pursuant to a domestic relations order.

4.            Death or Disability. Section 2 to the contrary notwithstanding, if your employment by or service with the Company or a subsidiary terminates by reason of your death or disability (as defined in the Plan), the option will become immediately exercisable in full and non-forfeitable and shall continue to be exercisable for a period of one year from the date of termination.

5.	Other Termination of Employment or Service.

•              Subject to Section 5(b), if your employment or other service with the Company or a subsidiary terminates otherwise than by reason of your death or disability, the option shall terminate and cease to be exercisable three months after termination, except in the case of termination by the Company for cause (as defined in the Plan), in which case, subject to Section 9, the option shall be forfeited and no longer exercisable.

•              Section 2 to the contrary notwithstanding but subject to Section 9, if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that you violated a non-competition agreement with the Company in any material respect, the option shall be forfeited at the time the Committee’s determination is made and no shares shall be issued thereafter.

(c)            For the purposes of this letter agreement, your employment by a subsidiary of the Company shall be considered terminated on the date that the company by which you are employed is no longer a subsidiary of the Company

6.            Listing Requirements. The Company shall not be obligated to deliver any certificates representing shares until all applicable requirements imposed by federal and state securities laws and by any stock exchanges or NASDAQ upon which the shares may be listed have been fully met. No fractional shares will be delivered.

7.            Transfer of Employment; Leave of Absence. A transfer of your employment from the Company to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, shall not be deemed a termination of employment. If you are granted an authorized leave of absence, you shall be deemed to have remained in the employ of the Company or a subsidiary during such leave of absence.

8.	Adjustments in Option.

•             The existence of this letter agreement and the option shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business.

•             In the event of any change in or affecting the outstanding shares by reason of a stock dividend or split, merger or consolidation (whether or not the Company is the surviving corporation), recapitalization, spin-off, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, this letter agreement and the option and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, (i) changes in the number and kind of shares then remaining subject to the option, (ii) changes in the exercise price per share without any change in the aggregate exercise price to be paid therefor upon exercise of the option, and (iii) accelerating the vesting of the option. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(c)         In the event that changes in the number and kind of shares subject to the option or the exercise price per share referred to in Section 8(b) take effect upon a change in control, you shall have the right (herein called a “limited right”) in lieu of exercising the option to receive cash in lieu of shares equal to the excess of the fair market value of the shares on the date of change in control over the aggregate exercise price, less applicable income tax withholding.

(d)        The limited right may be exercised for 10 business days after you first become aware of the change in control by delivering a signed notice of the exercise of the limited right to the Treasury Desk at the home office of the Company or the equivalent at its successor, as the case may be (a fax received there qualifies as delivery). Delivery of a signed notice constitutes your legally binding irrevocable commitment to accept cash in lieu of exercising the option, which shall be cancelled when the cash payment is made to you. Payment by the Company shall be made within seven calendar days after timely delivery of the notice of exercise of the limited right.

9.            Change in Control. In the event the option remains outstanding when a change in control of the Company occurs, the option shall automatically become fully exercisable and non-forfeitable, Sections 2 and 5 to the contrary notwithstanding. However, the Committee may provide, at any time prior to the occurrence of a change in control, that the shares that may be issued pursuant to the option shall be cashed out on the basis of a net issuance using the fair market value on the date of the change in control and applicable income tax withholding.

10.          Stockholder Rights. Neither you nor any other person shall have any rights of a stockholder as to shares underlying the option until, after proper exercise of the option, such shares shall have been recorded by the Company’s registrar, Continental Stock Transfer and Trust Company (herein called “Continental”), as having been issued or transferred, as the case may be.

11.          Notice of Exercise. Subject to the terms and conditions of this letter agreement, the option may be exercised, in whole at any time or in part from time to time in integral multiples of 100 shares each, during the period permitted by the terms of this letter agreement. Options are exercised by delivering a signed Notice of Exercise of Option form to the Treasury Desk at the Home Office (a fax received there qualifies as delivery). Delivery of a signed form constitutes your legally binding irrevocable commitment to purchase the number of shares indicated on the form. In the case of any such delivery by facsimile transmission, the original Notice of Exercise of Option form shall be promptly forwarded by you by hand or mail to the Treasury Desk, but delivery thereof to the Treasury Desk shall not be a condition to exercise of the option and the receipt of the facsimile transmission by the Treasury Desk shall be sufficient therefor. If a properly executed Notice of Exercise of Option form is not received by the Treasury Desk of the Company by the applicable expiration date specified in Sections 2(a), 4 or 5, or if a properly executed notice of exercise of limited right is not received by the Treasury Desk of the Company or the equivalent at its successor by the expiration date specified in Section 8(d), such notice will be deemed void and of no effect. If notice of exercise of the option is given by a person other than you, the Company may require as a condition to exercise of the option the submission to the Company of appropriate proof of the right of such person to exercise the option. Certificates for any shares purchased upon exercise will be issued and delivered as soon as practicable, subject to Section 6.

12.	Payment of Exercise Price.

(a)          Subject to Section 12(d), payment of the full price per share plus taxes, if applicable, is due by the seventh calendar day after delivery of the Notice of Exercise of Option form. Payment for the shares to be issued is generally made by delivering to the Treasury Desk at the Home Office either a certified or cashier’s check or a check drawn by a stock brokerage firm to the order of United Retail Group, Inc. or stock certificates for shares that you have owned beneficially for at least six months together with a stock power signed in blank (the stock certificates are then cancelled and the shares are placed in the Company’s treasury to complete what is called a “swap.”) A combination of the two payment methods is allowed. Funds may also be delivered by a bank wire to the Company’s account (call the Treasury Desk for bank wire instructions). Shares of Company stock to be used in a swap may also be deposited with Continental electronically by DWAC for transfer to the Company’s treasury stock account (have your stock brokerage firm call the Company’s General Counsel for details).

(b)          You may inquire of the Treasury Desk about the total amount due (including Federal, State and local taxes). The Treasury Desk will also advise you of the number of outstanding shares that need to be surrendered for cancellation, if you elect a swap in lieu of cash tender.

(c)          If a Registration Statement on Form S-8 is in effect with respect to the option, you can arrange with your stockbroker to have the broker exercise your stock options on your behalf and have the shares withdrawn from Continental electronically by DWAC for deposit in your brokerage account. In that case, it is preferable send the signed Notice of Exercise of Option form to your broker for forwarding to the Treasury Desk with its check rather than sending the Notice directly to the Treasury Desk yourself. (If the stockbroker also sells shares, the transaction is called a “cashless exercise.”)

(d)         Section 12(a) to the contrary notwithstanding, in lieu of paying the exercise price, you may direct the Company to satisfy the exercise price payable by withholding shares that would otherwise be issued to you upon exercise of the option having a fair market value equivalent to the exercise price, in which case the Company will issue to you only the net number of shares.

13.	Tax Matters.

Before exercising the option, you should consult your tax accountant about tax consequences.

14.	Employment.

Nothing contained in this letter agreement shall confer any right to continue in the employ or other service of the Company or a subsidiary or limit in any way the right of the Company or a subsidiary to change your compensation or other benefits or to terminate your employment or other service with or without cause.

15.	Short-Swing Trading.

An executive officer of the Company or one of its subsidiaries or a member of the Board of Directors of the Company who exercises an option or whose option is cashed out must report the disposition of the option on a Form 4 Statement of Changes in Beneficial Ownership filed within two trading days with the EDGAR database of the Securities and Exchange Commission. (The General Counsel of the Company will draft the Form 4 on request but the filing is the personal responsibility of the optionholder.) Further, executive officers and Board members should review the Company’s Policy Statement On Insider Trading before making arrangements for the sale of shares to be issued upon exercise of the option, such as a cashless exercise procedure.

16.	Recruiting Company Associates.

For a period of ten years after the date of grant set forth above, you shall not, directly or indirectly, (i) induce or attempt to influence any employee of, or consultant under contract with, the Company to leave its employ; or (ii) take an active part in aiding any competitor of the Company or any other person in any attempt to induce or influence any employee of, or consultant under contract with, the Company to leave its employ.

17.	Confidential Information.

You shall never use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any (i) trade secrets, confidential or proprietary information, and any other non-public knowledge, information, documents or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, and learned or obtained while in the employ of the Company, including, but not limited to, the Company’s research and development operations, identities of employees, business relationships, products (including prices, costs, sales or content), processes, techniques, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models and operating procedures, and (ii) private information about any of the Company’s other employees learned or obtained while in the employ of the Company (collectively, “Information”), but excluding any Information that shall become generally known to the public or in the trade without violation of this Section 17.

18.	Making Disparaging Statements.

Neither you nor the Company shall ever make or authorize any public statement disparaging the other party, provided, however, that neither party shall be restricted in responding to any legal process.

19.	Time of Essence.

Time is of the essence of the provisions of this letter agreement with respect to delivering notices and making payments. There is no grace period.

20.	Successors.

This letter agreement is binding on your heirs and personal representatives and permitted transferees and on the successors of the Company.

21.	Equitable Remedies.

Each party acknowledges and agrees that the other party may be irreparably injured by a breach of this letter agreement by such party and that money damages may be an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that may be suffered in the event that this letter agreement is breached. Accordingly, each party agrees that the other party may seek specific performance of this letter agreement and injunctive or other equitable relief as a remedy for any such breach, without proof of actual damages, and further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement, but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) will reimburse the prevailing party for its reasonable out-of-pocket expenses (including, without limitation, reasonable out-of-pocket legal fees and expenses) incurred in connection with all such litigation.

22.          Counterparts. This letter agreement may be executed in duplicate counterparts each of which shall be determined to be an original.

Very truly yours, UNITED RETAIL GROUP, INC.
By
Chief Executive Officer

I hereby agree to the terms and conditions set forth above and acknowledge that I have received and read a copy of the United Retail Group, Inc. 2006 Equity-Based Compensation and Performance Incentive Plan.

_________________________________
(please sign your name)	(date stamp of Company Secretary)